Exhibit 99.3

Ensco
Conference Call
October 8, 2018 at 8:30 a.m. Eastern

CORPORATE PARTICIPANTS

Nick Georgas – Senior Director, Investor Relations and Communications

Tom Burke – President and Chief Executive Officer, Rowan

Carl Trowell – Chief Executive Officer and President, Ensco

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PRESENTATION

Operator

Good morning. Ensco PLC and Rowan Companies PLC welcome you to their joint conference call to discuss their agreement to combine the two companies. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation.

To ask a question, you may press star then 1 on your telephone keypad. To withdraw your question, please press star then 2. As a reminder, this conference is being recorded.

It is my pleasure to introduce your host, Nick Georgas, Senior Director of Investor Relations for Ensco PLC. Thank you, Mr. Georgas, you may begin.

Nick Georgas

Thank you, operator, and welcome everyone to the Ensco and Rowan joint conference call to discuss our plans to combine our two companies. With me are Tom Burke, President and CEO of Rowan; Carl Trowell, President and CEO of Ensco; Jon Baksht, Senior Vice President and CFO of Ensco; and Stephen Butz, Executive Vice President and CFO of Rowan.

We issued a joint press release earlier today, which is available on our websites, at enscoplc.com and rowan.com. Please also refer to the slide presentation posted to our websites earlier today, as we will be referring to these slides during our call.

Any statements in the press release, slide presentation, or comments we make about expectations are forward looking statements and are subject to risks and uncertainties. Many factors could cause actual results to differ materially. Please refer to our press release, slide presentation, and SEC filings on our websites that define forward-looking statements, list risk factors, and other events that could impact future results, and disclose important additional information regarding the transaction that will be filed with the SEC. Also, please note that we undertake no duty to update our forward-looking statements.

In connection with the proposed transaction that we will be discussing today, Ensco and Rowan will be filing a joint proxy statement with the SEC. Investors are advised to carefully read the proxy statement when available, because it will contain important information about the transaction, the parties and the associated risks. Investors may obtain a free copy from the SEC’s website and from each company. For more information, please read the legends at the end of our joint press release issued earlier today.

Now, let me turn the call over to Tom Burke, President and CEO of Rowan.

Tom Burke

Thanks, Nick, and welcome everyone. Earlier today, we announced an agreement to combine our two companies, creating what Carl and I, along with our respective boards, believe will be an exceptionally strong, well-positioned company that will set a new standard in offshore drilling. For today’s call, I'll start by covering the highlights and strategic benefits of our proposed transaction. Carl will then discuss the advantages of creating an industry-leading fleet with exceptional exposure to the offshore recovery across all water depths. He will also discuss the financial highlights of the combined company. I will close out with some final remarks before we open it up for questions.

Before we get into the details of the presentation, allow me to make a few introductory comments. Throughout our discussions, it became increasingly clear that our two companies are an ideal strategic and cultural fit. Geographic and customer diversity, financial strength, and the ability to deliver highly valued services with quality assets are increasingly important in the offshore drilling sector. We share the same core values centered around safety, operational excellence, technology, employee developments, and customer satisfaction.

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October 8, 2018 at 8:30 a.m. Eastern

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Because of these shared values, I am confident that we can successfully bring together our two organizations. For our respective shareholders, the combination creates compelling value and enhances both companies’ abilities to capitalize on the industry recovery that is currently unfolding, while customers will greatly benefit from a broader array of high-specification assets.

Turning to the presentation that you can view on our websites, starting at Slide 5, I’ll briefly cover the transaction highlights. Under the terms of the transaction agreement, which was unanimously approved by the Boards of Directors of both companies, this is an all-stock deal, where upon closing, Rowan shareholders will receive 2.215 Ensco shares for each Rowan share. Ensco shareholders will own approximately 60.5% of the combined company, while Rowan shareholders will own approximately 39.5%. Based on our last closing prices, this represents a combined enterprise value of $12 billion.

After closing, the new company will have an 11-member Board of Directors, with 6 members coming from Ensco’s current board and 5 members from Rowan’s current board. Carl will serve as Executive Chairman, I will be President and CEO, and we will both serve as directors of the combined company. Jon Baksht will assume the CFO role, and we announce the other members of an executive management team at a later date.

The combined company will be domiciled in the UK, as both companies are now. Closing is subject to shareholder votes and other customary conditions, including regulatory and court approvals. We expect to close some time during the first half of 2019.

There are no financing conditions for this transaction. Additionally, the Saudi Aramco partner to the ARO Drilling joint venture has consented to the combination between Rowan and Ensco. Finally, based on identified synergies, and an expected closing in the first half of 2019, we anticipate this transaction will be accretive to cash flow per share for the combined company in 2020, the first full year post closing.

On Slide 6, we highlight the strategic rationale of this transaction. Both Ensco and Rowan are already world-class offshore drilling contractors, and our combination brings together the best of both organizations. We share a similar dedication to delivering new technologies and innovative solutions aimed at enhancing our performance to customers at the well site. As a larger organization with a broader asset mix, customers will benefit from our ability to deploy these new technologies at greater scale.

The combined fleet is extremely well-positioned to benefit from the improvement in the offshore drilling demand, with some of the most desirable assets in our industry. We will go into greater detail on our fleet composition later, but the pro forma fleet will have a significant deep water operations, with many of the highest specification drill ships in the world. Our jack-up fleet will have a strong presence in ultra-harsh and harsh environment regions, while our groundbreaking partnership, ARO Drilling, provides a significant advantage through our ongoing relationship with Saudi Aramco, the largest jack-up customer in the world, and provides a unique visible growth opportunity over the next decade.

Finally, we will benefit from a solid balance sheet. Pro forma liquidity for the combined company is approximately $3.9 billion, which includes $1.9 billion of cash and short-term investments. We have combined revenue backlog of $2.7 billion, excluding the backlog in ARO Drilling, which is not consolidated in our financial results. The combination is estimated to yield $150 million of annual run-rate expense synergies, with more than 75% of which expected to be captured within one year of closing. By combining Ensco and Rowan, we firmly believe that we are creating a best-in-class operator in our industry.

Ensco

October 8, 2018 at 8:30 a.m. Eastern

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To this end, you can see the combined company’s geographic reach and asset diversity on Slide 8. We will be the most geographically diverse offshore driller, across water depths, with current operations in almost every major deep and shallow-water basin around the world.

Each company will gain greater geographic and operational exposure from the combination. Ensco’s shareholders will gain exposure to the ARO Drilling joint venture in Saudi Arabia, and the ultra-harsh environment jack-ups, along with a presence in Norway. Rowan shareholders will benefit from a scale of Ensco’s deep-water operations, access to Ensco’s strong relationships with the large deep-water customers and wider geographic footprint, which include the presence in Brazil, West Africa, Southeast Asia, and Australia, as well as a versatile semisubmersible fleet.

Slide 9 shows the breadth of customer coverage between our two companies. Our customers include most of the leading national and international oil companies, plus many top independent E&Ps. Another compelling point is our track record of highly satisfied customers, shown on Slide 10. Combined, the two companies had won 14 of the 18 categories in the most recent independent survey on customer satisfaction, including Total Satisfaction; HSE; and Performance & Reliability, as well as receiving top recognition in key geographic regions, such as Middle East, and North Africa, and the North Sea.

Our companies are completely aligned when it comes to our core values of safety and operational excellence, as well as training and employee developments. Both companies have strong track records of safety performance, and our management systems are committed to an injury-free workplace. Ensco and Rowan have both invested a great deal in training programs and operating systems and have implemented robust quality control and audit programs to ensure that our safety management systems exceed our customers’ expectations. Further, we believe that our commitment to employee training and development translates into operational effectiveness.

On the right side of the page, you’ll see our consistent operational results. Both Ensco and Rowan have achieved nearly 100% operational effectiveness for the past two-and-a-half years, and we have a shared focus on optimizing customers’ offshore programs through well planning, drilling performance, and performance-based contracts.

Both companies are absolutely committed to investing in new technologies, and continuously seeking ways to enhance safety and operational performance, lower our overall cost to operate, and deliver greater value to our customers. Slide 11 shows a few examples of the new systems and technologies that are delivering on this commitment. As a larger company with greater customer reach, we will be better positioned to collaborate with clients to provide solutions to their most challenging drilling needs. By pooling our resources and technical knowledge, we can develop new technologies more economically and efficiently deploy those technologies across a broader base of assets.

Now, let me turn the call over to Carl to discuss the combined fleet and balance sheet strength of the new company.

Carl Trowell

Thank you, Tom. You can see from Tom's comments, why, at Ensco, we are also excited about this transaction, as the industrial logic of this combination is extremely compelling. In addition to the broader scope that Tom just mentioned, the combined company will have one of the world's most diversified and modern fleet of offshore rigs, which I will talk about in a bit.

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October 8, 2018 at 8:30 a.m. Eastern

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Let’s start with Slide 13. The combination creates a truly impressive offshore driller, in terms of overall rig quality and global reach. The combined company’s rig fleet will be composed of 28 floaters and 54 jack-ups. This includes the second largest fleet of high specification 7th generation drill ships in the industry. In addition, the combined company will have a strong shallow water rig fleet, with 38 ultra-harsh environment or modern jack-ups.

The combined company’s fleet will be among the most technologically advanced in the industry, and capable of providing a wide range of drilling services to clients around the world. Customers will benefit from the new entity’s broader reach and expanded asset base. Customer demand is strongest for the highest specification ultra-deep water drill ships and harsh environment jack-ups, and the combined company will be ideally positioned to meet increasing levels of customer demand for these caliber of rigs.

Now, on Slide 14, we take a deeper dive into our most technological capable drill ships. Within our fleet of 28 floating rigs are 11 of the highest specification, ultra deep water drill ships, capable of operating in at least 10,000 feet of water, with 2.5 million pound hook load capacities and dual blowout preventers. Year-to-date, utilization rates for these high-spec drill ships have improved considerably, from the low 60s, to approximately 80%, and we expect further tightening into 2019. Our exposure in these highest specification drill ships offers significant re-contracting upside, with eight of our rigs available during the second half of 2019.

Slide 15 provides a closer look at the high-specification jack-up segment and shows our strong position in the harsh environment. Among the combined company’s jack-up fleet are seven ultra-harsh environment units, with another nine modern harsh-environment rigs. These are equipped with many of the advanced features required by clients seeking to drill in challenging climates or rough sea states, including increased leg length, expanded cantilever reach, and greater hoisting capacity. These jack-ups have historically experienced high-utilization levels throughout the industry cycles, and in the current cycle, this asset class has been a leader in the recovery in the broader jack-up segment. Again, we believe the combined company will be in a strong position to meet increasing customer demand for these assets, with ten of our ultra-harsh and modern-harsh environment jack-ups available in the first half of 2019.

One of the unique opportunities that the combined company will have is the visible growth potential provided by ARO Drilling, the 50/50 joint venture with Saudi Aramco. As Ensco reviewed ARO Drilling and the economics to the JV partners, we came to better understand the compelling value that can be created by this partnership over the next decade and beyond, along with a greater appreciation of how well the JV positions the combined company with Saudi Aramco, the largest jack-up customer in the world.

Turning to Slide 16, I want to provide an overview of ARO Drilling for those stakeholders that are not as familiar with it. At a high level, ARO Drilling was formed to directly contract and operate offshore rigs working for Saudi Aramco. There are three main groupings of rigs, contributed rigs, leased rigs, and new builds.

First, let’s talk about contributed rigs. When the JV was announced, Rowan and Saudi Aramco agreed to contribute, or effectively sell, seven existing rigs from their fleets to ARO Drilling. The first five rigs were contributed in late 2017, when the JV officially commenced operations. Three of those rigs came from Rowan and the other two from Saudi Aramco. ARO Drilling is in the process of acquiring the final two rigs from Rowan, bringing the JV’s wholly-owned rig fleet to seven. All of these rigs are under attractive, long-term contracts with Saudi Aramco, and we expect Saudi Aramco to use these rigs for the remainder of their useful lives. Rowan has collected cash covering a portion of the rig sale, with the remainder of the consideration paid by ARO Drilling in the form of shareholder notes owed to Rowan. Upon completing the in-process sale of the two rigs to ARO, Rowan will hold shareholder notes totaling approximately $445 million, which earn interest, and a tax efficient means to distribute excess cash from ARO Drilling back to the JV partners. While the notes mature in nine to ten years, it is quite possible that an acceleration of the principal repayment can be achieved under the right circumstances.

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October 8, 2018 at 8:30 a.m. Eastern

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The second category to discuss are leased rigs. These are rigs that have not been contributed to ARO Drilling, that work for Saudi Aramco, and are leased into ARO Drilling, who then directly operates the rigs and contracts them to Saudi Aramco. Currently, there are nine rigs owned by Rowan that will be leased to ARO by the end of this year. To be clear, rigs leased by ARO Drilling are owned by Rowan, and after completion of our transaction, will be owned by the combined company.

Lease payments from ARO Drilling are based on a mechanism that provides a high percentage of the rig margin back to us, the rig owner. Based on the nine rigs to be leased into ARO, we estimate the pro forma EBITDA contribution to the combined company from these leases will range from $85 million to $95 million per year for the next two years. While the leased rigs are in a great position to have their contracts extended by Aramco, as the rig owner, the combined company will have the freedom to seek work outside of Saudi Arabia after completing their initial terms.

The final category of rigs are newbuilds. These rigs are part of a groundbreaking program that will see the construction of 20 newbuilds, with the expectation that two rigs are delivered each year onto compelling long-term contracts, through the end of the next decade. The first two rigs are expected to be ordered by the end of this year, with delivery expected in 2021.

Each newbuild is supported by an initial eight-year contract that sets the day rate to provide an attractive fixed return relative to the total investment cost. A key feature of the newbuild program is that if the investment cost changes, the day rate paid by Saudi Aramco will adjust to maintain a fixed rate of return. Another notable feature is that each rig will achieve full EBITDA payback well within the initial eight-year contract term.

After the initial eight-year contract, Saudi Aramco will contract the rig for another eight years, where pricing is based on a discounted market index, but protected on the downside via a minimum profit mechanism. So, in total, each newbuild will have 16 years of committed term from Saudi Aramco. Thereafter, Saudi Aramco is obligated to use the rig, so long as it technically qualifies with Saudi Aramco’s tender requirements.

This newbuild program will generate substantial value for our shareholders and creates a visible path of growth in our jack-up portfolio over the next decade. We expect the new build program will be self-funded by ARO Drilling. Given the contract coverage on these new builds, we anticipate third-party debt financing will be used to fund the majority of the investment, with the remainder funded with cash on hand at ARO Drilling and through operating cash flows.

From this overview, it’s clear to see the size of the JV, particularly once the newbuild program is complete, will make ARO Drilling one of the largest jack-up rig companies in the world, having a uniquely advantaged position with a significant end-user of offshore rigs. For Ensco’s nine rigs that are currently contracted to Saudi Aramco, upon closing of this transaction, these rigs will continue to operate separately from ARO Drilling.

Moving now to the combined company’s financial position on Slide 18. The new company has solid pro forma liquidity of $3.9 billion, including $1.9 billion of cash and short-term investments. Debt maturities over the next five years for the combined company are quite manageable, at just over $1 billion through 2023. We believe that the new entity’s credit profile will benefit from increased scale, and significantly enhanced diversification across geographies, rig types, customers, and operational expertise. Neither company has any secured debt in its capital structure, providing additional financial flexibility.

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October 8, 2018 at 8:30 a.m. Eastern

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Finally, achievable synergies identified for this combination are substantial. As illustrated on Slide 19, both Ensco and Rowan shareholders can expect meaningful value uplift through this transaction, while customers benefit from a more efficient offshore service provider. Following a detailed review of our organizations, we have identified expense synergies of $150 million per annum on a run-rate basis. Key drivers of synergies include corporate and operations support cost efficiencies, as well as benefits in procurement and insurance, among other rig-related cost items. More than 75% of these synergies are expected to materialize one year after closing, and as a result, we expect the transaction will be accretive to cash flow per share of the combined company in 2020, the first full year after closing. We plan on providing periodic updates on synergy realization as part of our quarterly calls post-closing. Synergies are a key value driver for this transaction. The new company will be more cost efficient, which will benefit us and our customers, as we work together to enhance the competitiveness of offshore production. Taking into account transaction and integration costs, we estimate the capitalized value of our synergies represents approximately $1 billion in present value equity uplift. This is a compelling value driver compared to our current combined market capital, to be shared by equity holders of both companies.

With that, I’ll now hand back to Tom to make some closing remarks.

Tom Burke

Thanks, Carl. As highlighted in the final slide of the presentation, we believe the combination of Ensco and Rowan creates what will be a leading offshore driller. The new company’s operational scope, geographic reach, and customer exposure will make it well-positioned to capitalize on opportunities as the offshore sector recovers. Our fleet will include many of the industry’s most modern, high-specification floaters and jack-ups. ARO Drilling, our joint venture with Saudi Aramco, provides shareholders of the combined company an exceptional opportunity to create significant long-term value. Both companies have a long track record of exceptional safety and operational excellence, well recognized by our customers. Finally, we’ll have strong liquidity and financial flexibility, which positions us well to make opportunistic investments as the industry recovery unfolds.

With all of these attributes, along with the benefit of sizable synergies, it’s easy to see the overwhelming strategic rationale for this transaction, and why our respective boards, Carl and I, are so excited for the companies to come together to create a stronger organization that will represent the future of offshore drilling. Together, we believe we will create significant value for our many stakeholders in the years to come.

I’ll now turn the call back over to Nick for questions.

Nick Georgas

Thanks, Tom. In order to keep the call to an hour, we ask that you please limit your questions to one per caller. You are free to re-queue in the Q&A line for a follow-on question.

Operator, at this time, you may open the line for questions.

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October 8, 2018 at 8:30 a.m. Eastern

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QUESTIONS AND ANSWERS

Operator

Thank you. To ask a question, you may press star then 1 on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then 2.

The first question today comes from James West with Evercore ISI. Mr. West, please go ahead.

James West

Good morning, guys, and congratulations on the transaction.

Carl Trowell

Good morning, James.

Tom Burke

Thanks, James.

James West

Tom, I know you were at Saudi recently and this deal was likely discussed. Does this change any of the dynamics with ARO Drilling, which is, as you know, and I’ve told you, I think it’s a multibillion dollar value creation event for Rowan and now for the combined company, but are there potential options to move some of the Ensco rigs now into the JV?

Tom Burke

James, thanks for the question. First of all, the structure of ARO Drilling, the overall structure won’t change at all, and as noted in the press release and the presentation and in the comments, Saudi Aramco is supportive, highly supportive of this transaction. Saudi Aramco has a very high opinion of Rowan and Ensco. They consider us as two very important vendors, and they’re supportive of the transaction.

As Carl mentioned in his comments just now, the Ensco rigs operating in Saudi Arabia, and will continue to operate separately from ARO, and they’ll do so through their current contracts and additional contracts. Ultimately, they may be merged into ARO Drilling, but it’s not for the foreseeable future.

James West

Okay, got it. Thanks, guys, congrats.

Tom Burke

Thanks, James.

Operator

The next question comes from Jud Bailey with Wells Fargo. Mr. Bailey, please go ahead.

Jud Bailey

Yes, thanks, good morning. First question is on the synergies, it’s one of the things that kind of jumped out at us, $150 million. I know you guys have talked about it, but kind of give us a sense of level of confidence in hitting the numbers and a little more color on where you’re going to get that level of synergy so quickly, if you don’t mind.

Carl Trowell

Jud, good morning. Actually, we feel very confident about that figure, and we feel even more confident about it on the back of what we’ve achieved with the Atwood synergies, which actually went to the— if you tracked that, was higher than we initially anticipated. We’ve learned a lot through that process, which we’ve been discussing over the past few weeks as we’ve been getting ready for this transaction. And I think the interesting bit is that we’ve done this top down, we’ve done it bottom up, we’ve done it independently by Rowan, we’ve done it independently by Ensco, we benchmarked it against what we achieved through Atwood and through Pride. And so, I think that we feel very confident about the target that we have there. And if you look how quickly we drove synergies through the Atwood acquisition, I think that gives us confidence about the timeline.

Ensco

October 8, 2018 at 8:30 a.m. Eastern

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Now, this is a merger, so there will be some difference in that. We’ll be looking at how we combine the processes, and we will be looking for a combined management team and support structure from this. But we do have quite a significant amount of overlap in our shore-based support for the rigs, our geographic spread, and how we run some of our systems. And things like bases and things, we’ve actually got multiple duplications in support bases. So, I think that we don’t see this as a highly aggressive or unachievable target at all, in fact, we feel very strongly about achieving it.

Jud Bailey

Okay, thanks.

Jon Baksht

Jud, I’ll just on just a little bit just to give you a bit of color on where those synergies are going to come from. If you look at both ourselves—sorry, this is Jon Baksht—so for Ensco and Rowan’s standpoint, each of us run today just under $100 million of G&A. So, if you look at the synergy target we’re providing, about half of the synergies we’re expecting to run through that G&A line. And then, as a reminder, our shore-based operations and field-based support runs through CD&E, and so the remainder of that 150 is going to run through that line item. So, you’re going to see it show up as a split between G&A and then contract drilling expense. And then we’ll continue to provide updates on the synergy realization to post-close.

Carl Trowell

I’ll just benchmark it, we have $85 million of synergies from Atwood, which was a much smaller combination.

Jud Bailey

Yes, appreciate that. My follow-up is for Tom. Tom, with the jack-up market improving, the drillship market improving as well, I’m a little surprised there’s no cash component or premium on the deal. Can you kind of give us your thoughts on how you’re thinking about—you kind of walked through the rationale for the deal, but I’m still a bit surprised that there’s no premium involved. Can you kind of walk us through Rowan’s thought process on the share of the price, please?

Tom Burke

Absolutely, Jud. We looked at the industrial logic, and we thought long and hard about it, and when the proxy comes out, you’ll see there was a lot of back and to and fro. But, ultimately, what we determined is that we would merge the two companies, I mean, this is a merger, and we believe we can create considerable value through the synergies that Carl and Jon have just talked about. So, we thought that when we looked at this combination and we looked at alternatives and we looked for that to standalone, this was much more compelling for our shareholders.

Jud Bailey

I don’t know if I can squeeze one more in, but is there a breakup fee of any type with the deal?

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October 8, 2018 at 8:30 a.m. Eastern

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Carl Trowell

Yes, there is, but since we’re both UK plc companies, that’s capped by, kind of lower in the UK at about 1%. You’ll see that it’s low by comparison to what you might see in other companies, but that’s due to our nature of being UK companies.

Jud Bailey

Okay, thank you, I’ll turn it back.

Operator

The next question comes from James Wicklund with Credit Suisse. Please go ahead.

James Wicklund

Good morning, guys, congratulations. I agree, the industrial logic is immutable, that’s a great job. My question, people and culture, can you both make a comment about the company’s relative cultures and histories. They’re very different companies by history, by the equipment they operate, the point you guys make in terms of marketing. How do you expect the two to mesh and what are the challenges there?

Tom Burke

Thanks, James. We do have different histories, but we’ve obviously spent quite a bit of time with each other, and we’ve operated around and competed with Ensco for quite some time, obviously. We do have similar cultures, but more importantly, we have shared values around what’s important to both companies. So, we don’t undertake the combination of the two companies lightly, but we believe we’re aligned, as far as direction, and what’s important to both companies.

Carl Trowell

I’ll add a little bit more. I think we’re far less different than you maybe make it sound on the phone. Both companies have got a very strong view around operational excellence, both really believe in having the best assets and providing the best service. We’ve gone about it in slightly different ways over the past few decades, but at the high level, we don’t see it differently. And I think, over time, the two companies have become more similar. Rowan has moved into the drillship market, Ensco’s started to build more higher-end and harsh-environment jack-ups, and we’ve actually been converging over the last few years.

And so, I’ll make two additional points on that. The next is that we also fully intend to generate, out of this, a newer type of company, and it is a merger, as Tom outlined earlier on. We don’t see it as just taking one company and forcing that on the other. We are going to get the best out of the both sides going forward. And I think the fleet structure that comes out of that, and the geographic spread, is going to carry the company forward.

But I’m going to draw attention to one thing, because I think where we do strongly see that we’re aligned, and actually where Tom and I have been really keen to try and make this happen, is that both of us have been exploring this route of trying to break out from the old mode of drilling contracting, and looking at bringing more technology and R&D into the business, and looking at different commercial ways to deliver to plans. And that is often difficult when you’re a smaller entity. And one of the things we really like is that this company is going to provide a real platform to explore more R&D, and a different commercial approach. And so, I think we’re going to, through this entity, start building a new culture.

James Wicklund

Okay, that’s more than I would’ve expected, and I think that’s going to be an excellent combination. My follow-up, if I could, you had mentioned that half of the $150 million in synergy savings would be at the field ops level. The beautiful thing about a merger, like you’re doing, merger of equals, and many people, other companies listening, you need to do these, too. But it’s not the ego of an acquisition, but that makes it difficult from a people perspective. How much of the $75 million or so from the field level is going to be severance, and can you give us an idea of what’s your headcount and what’s the type labor market now? What’s your headcount likely to do over the course of the first year?

Ensco

October 8, 2018 at 8:30 a.m. Eastern

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Tom Burke

I think, James, we’ll detail some more information in the proxy, but that’s kind of a detailed question that we’ll get into more over the next few weeks.

Carl Trowell

And, also, you have to remember that we have to now also talk to our own companies and our own employees, and we’d like to do that first before we lay a lot of stuff out to the market.

James Wicklund

Understand, gentlemen, thank you very much. Great deal, congratulations.

Carl Trowell

Thank you.

Operator

The next question comes from Sean Meakim with JP Morgan.

Sean Meakim

Thanks, good morning. I think, from the Ensco perspective, this seems very consistent with the strategy that you’ve had through the downturn, but for Rowan, maybe the potential paths were a bit more varied, in terms of how things could shake out. So, Tom, I think it would be great to hear your perspective just on the timing of the transaction, and ultimately, how much do you think scaling and deep water really helped drive some of your thinking on this transaction?

Tom Burke

Sure, absolutely. Well, if you think about Rowan’s size, to start with, we are outside of the ARO Drilling company, we are operating 14 rigs at this point, with ARO having 17. So, Rowan is still a sizable drilling contractor, but the reality is that outside of ARO our presence is smaller. I do think, on the deep water particularly, having an operational scale is important, just because you need to have some—there’s a lot you need to run deep water. We’re very happy with our deep water operations to date, but we do see a trend of customers aligning with deep water drillers. And so, the combination with Ensco does bring us some excellent customer relationships, and just allows us to position Rowan better for the future.

Does that help, Sean?

Sean Meakim

Very helpful, yes. I appreciate it, thanks.

Operator

The next question comes from Ian Macpherson with Simmons. Please go ahead.

Ian Macpherson

Congratulations, everybody, well done. I had a question on synergies beyond what you’ve stated, you have two premium fleets here. You also have, I think, pretty disparate rig designs across both the jack-up and the drillship side. And given that one of the buckets of value that your industry is capturing more lately now is efficiencies in savings in the way that you do preventative maintenance and that sort of thing, what are the opportunities and the challenges that you face there with two different looking fleets for both drillships and jack-ups?

Ensco

October 8, 2018 at 8:30 a.m. Eastern

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And then, specifically, for maintenance capex, 1+1 will equal what for this company?

Carl Trowell

I’ll take that initially, and then maybe Tom can add something if he wants to. So, actually, on the synergies, so I’ll just hit the nail on the head again, which is that the figure we’ve put out there we feel is very achievable. We do think that there is further upside, once we have got the two rig fleets fully integrated, especially around purchasing and maintenance and stores and shared virtual inventory across the whole globe, which we haven’t actually built in all of that into low synergy targets. And, partially, it’s because the superficial comment that you put out that there are different fleets or different rig types doesn’t actually hold now with modern technology, in the sense that, actually although we may have different actual rigs, the sort of marine side designs around the type of rig, the actual drilling equipment, the pumping equipment, the electrical equipment, there’s a lot of overlap there. And so, actually, the things that require most of the maintenance, there’s actually a lot more overlap between the two fleets than you think.

But the second point is that, as you’re aware, we very much talked about our EAM system, which is the Ensco Asset Management system, and Rowan has something similar. But now because we’ve gone and fully digitized all of the equipment offshore, and we’ve built a centralized IT driven maintenance system, you don’t need to rely as heavily on having a standardized fleet structure in the same way. Because what’s driven a lot of our maintenance improvement and the cost of supplies maintenance over the last few years, certainly from our side, has been that digital system, not just a unified source of equipment.

And so, actually, we see that a significant [indiscernible] has been a negative. We actually see the significant upside of plugging the two combined fleets into the same global maintenance and supply chain systems that we have.

Tom Burke

Yes, I’ll just add to that, Ian, that there may be an HHI drillship on one side or a Samsung drillship on the other, or a Keppel jack-up and a LeTourneau jack-up at one side and the other on, however, a lot of the equipment is similar. There’s a lot, from the drilling equipment, to safety systems, the marine systems, a lot of it’s very similar. It may look like there is—just adding to what Carl said, what looks like there may be where you have a Keppel rig, and you have a LeTourneau rig, the reality is a lot of the equipment is similar, because of the smaller number of suppliers that supply our both two companies.

Ian Macpherson

Understood, thank you both.

Operator

The next question comes from Kurt Hallead with RBC. Please go ahead.

Kurt Hallead

Good morning, congratulations. The question I had here was, I was wondering if you could give us some insights on how you drive the $1 billion in the NPV.

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Jon Baksht

Sure. We’re looking at, essentially, of a ramp to $150 million of synergies run-rate. And as we laid out in the opening remarks, about 75% of that will be recognized over the first year, and then we expect to get to the full amount by the following year. And then if you net out the transaction costs and just present value that back, the cash flows, the incremental cash flows combined, so that’s $150 million, minus the transaction costs, it does PV back to $1 billion.

Kurt Hallead

And that would be recognized over that first two years of the transaction effectively?

Jon Baksht

Correct, on that ramp that I just laid out. So, about 75% by the end of the first year, and then fully by the following year.

Kurt Hallead

Okay, great. And I know it’s really early in the process, when you guys included the chart here on the combined asset fleets, did you net out any retirements, or can you talk about the prospect for some retirement post-close?

Carl Trowell

So, first of all, I need to point out that the two companies will continue and must continue to work as separate companies going forward, and so we will not be looking at a combined fleet strategy or discussing that necessarily until we have completed the transaction. So, I think you need to look at what each company was individually pursuing from its fleet strategy. I think the only thing I would add at, a broader level, is assuming we get all of the approvals when we close, then the larger fleet structure will allow for probably some more rational sensible capital allocation decisions going forward. Some of the ages of the rigs as they get, you know, you roll forward two or three years will, I think tell you sensibly what we might do with some of the older rigs.

Kurt Hallead

Great, that’s good color, appreciate that, thank you.

Operator

The next question comes from David Anderson with Barclays. Please go ahead.

David Anderson

Good morning, a question for Carl. Carl, I just wondered if you could kind of maybe just step back for us and walk us through how the rationale on this deal contrasts with the Atwood acquisition announced 18 months ago. The two fleets are obviously very different. Atwood looked pretty clear to be an offensive approach to a deep water market as troughing. Rowan certainly had exposure to deep water, but it’s obviously got more of a jack-up sway. Can you just kind of walk us through kind of the two sets of deals and how they’re different in your mind? And also, perhaps, if you could put that in a context of how you see the offshore market change over those last 18 months.

Carl Trowell

Yes, the last one’s a bit open ended. So, David, I think, again, internally, we don’t see it as differently maybe as you put it. You have to remember that Atwood was a combined deep water, floater plus jack-up. There were five jack-ups in that deal as well, and we liked the whole combination. I think where it was different is certainly Atwood was an outright acquisition, and we were very much driven by two key drivers, that it was a fleet renewal strategy given how many rigs we’d got quite aggressively removed off the fleet during the beginning of the cycle, and the second was basically getting assets at, really, cents on the dollar at the trough of the market.

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But, again, it was its strength of both our floater fleet and the jack-up fleet. And so, we’ve not moved from that strategy of being a hybrid driller where we wanted to be present in both the shallow water and deep water segment. The combination now with Rowan is just more of that. The combined company will be strengthened in both segments of the market, and the fleet quality is going to step up in both segments in the market. So, I don’t actually see it as drastically different, although, in this case, the important bit is that now this is a merger.

But if I can make the last point, which is that we’ve been following a sort of, in simplistic terms, a three-stage strategy through this downturn. Stage one was make sure that we didn’t go into any existential threat, and to make sure that the costs were reduced. We rationalized the company, we sorted out the balance sheet, and we got through the survival mode. Once we’d done that, the next phase was to make sure that we didn’t emerge from the downturn diminished and having taken some very difficult decisions about removing rigs, Atwood was very much aimed at replacing that. Not necessarily moving as a huge step forward, but basically offsetting what we had taken out. Now, this is the step that changes both companies and positions us, coming out of the downturn, as a fundamentally different entity.

And that’s the third step that we always hoped we could do if we could find the right combination, and at the right time, and I think this is exactly what Tom and I feel at the moment. At this particular turning point in the market, key juncture, where the combined fleet now makes real sense and is future proof to where we think the market is going, that’s why we wanted to do this deal.

David Anderson

It’s a great explanation, thank you.

Operator

The next question comes from Eirik Rohmesmo with Clarksons. Please go ahead.

Eirik Rohmesmo

Good morning. Can you say anything about the leverage strategy going forward? I mean, the way I see it, Ensco has a bit higher leverage, while Rowan is a bit on the lower side. Can you say anything about this?

Jon Baksht

As we laid out in the opening, we do have a very strong balance sheet going forward, with $3.9 billion of liquidity day one, $1.9 billion of cash, and then $2 billion undrawn revolver, with just over $1 billion maturities between now and 2024. I think we have a lot of flexibility in terms of what other things that we might look at in terms of the balance sheet management. But, frankly, we’re in a very good position, and we’ll have a lot of flexibility. By the time that this transaction closes, I think, at that point, would be the appropriate time to meet as a combined company, have a new combined board, and talk about what the right leverage level would be. I think it’s a bit premature to lay out a balance sheet approach at this time. Just suffice to say that the combined company gives us much greater access to capital, and we’re in a very strong financial position, so we will have flexibility.

Carl Trowell

I think the other thing I would just add to that, Eirik, is if you look at what we have done, both companies, but certainly talking on the Ensco behalf. If you look, we’ve never just sat still with a balance sheet in just a steady state. We’ve looked as we’d gone through the cycle, and we will continue as we start to come out of it, to make sure that we’re constantly optimizing the balance sheet, that we’ve been opportunistic when we see the right opportunities to improve it. You shouldn’t assume that we will we just sit here and do nothing over the next three or four years.

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Tom Burke

Yes, absolutely, I think the fact that we’ve been opportunistic on changing and improving our balance sheet, I think both companies have through this downturn and we’ll continue to look at it.

Carl Trowell

Yes, and the other bit, we called it out in the pre-prepared comments, but I think what we also like about this combination is that the bigger company, the bigger fleet structure, and the more diversified the business, the greater flexibility we have around accessing the capital markets and doing more financing. And as we also drew attention to neither company has got any secured debt in its structure, and that just gives you another lever you could pull should you wish to, without ever indicating that’s what we would do, it’s just greater flexibility. So, the combination here, I think provides us more flexibility as we go forward.

Eirik Rohmesmo

Well, that makes sense, thank you. Also, just a follow-up, I don’t know if you could say anything about this around the process, but was there any other competing bids for Rowan at this stage?

Tom Burke

I think, basically, we’ll publish the proxy sometime in the near future, so I think, probably, that’s best to read it through that.

Eirik Rohmesmo

Okay, thank you.

Operator

Next question comes from Sasha Sanwal with UBS. Please go ahead.

Sasha Sanwal

Good morning, Carl and Tom, let me add my congratulations on the deal as well. Maybe as the offshore market recovers, we believe scale is increasingly a differentiator for, on not just an op ex basis, but also for contracting and marketing departments, and we’re starting to see some small differences between the offshore drillers and contracting strategies. So, for instance, during the downturn, Rowan chose to warm stack most of the drillships, and has maybe been more aggressive about trying to put those rigs back to work. So, without maybe commenting specifically on strategy, could you kind of talk at high level about how you think about potential reactivations for the combined company, and then, specifically, just after the acquisition, just maybe the strength of the marketing department there.

Tom Burke

That’s a good question. I think, at this point, what’s probably best to say is that both companies will continue to operate separately, and whether they have similar or different strategies between now and the transaction close, which is expected to be in the first half of next year. We will continue to operate completely separately. Now, the combined pro forma company, the combined company we know we’ll obviously assess what the market looks like at that time, and act accordingly.

Carl Trowell

Yes, I think that’s correct, we must and will continue as two separate entities. The market is moving very fast at the moment, and therefore, I think the marketing strategy that both companies have been pursuing over the last six months has been evolving quite quickly, and it will evolve over the next six months. So, I think that once the deal then closes, we’ll have to look at a strategy at that point that’s fit for the market. What I would bring this around to, though, is to say that we do feel that the timing is right. The market is changing, we are seeing increasing customer demand. We’re seeing utilization beginning to come up, particularly within the asset classes that the pro forma company is going to be very strong in. And so, we think that we’re really well-positioned to provide what our clients need. And I think the combined company is going to be good for companies that are working globally and are looking to now begin to increase activity.

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And I think that the combination is, if we can close this out now, H1, as we think, that we’ll be really well-positioned, what looks like a key inflection point in the market. Because what we did get asked earlier on, which we didn’t address, could we make any comments on the general market. And I think we would just reemphasize what we’ve each said in our last earnings call, which is that we see month after month now an improving backdrop in the market. We see new tenders and inquiries coming. We see a very different approach from our customers, and a different outlook as we begin to go through the next few years.

Now, a lot of those tenders are for starts in 2019. We are seeing increasing numbers of tenders coming in for starts in 2020 and 2021, and we’re starting to see a broad pickup in nearly all geographies in all market segments. The timing of this deal, I think, fits very well against that backdrop. I hope that helps.

Operator

The next question comes from Lukas Daul with ABG. Please go ahead.

Lukas Daul

Thank you, and good afternoon, gentlemen, and welcome to Norway, Ensco. I was wondering when agreeing on the terms of the merger and the exchange ratio, what value have you assigned to the ARO JV?

Tom Burke

Is that a question for Ensco or Rowan or—

Carl Trowell

Maybe I’ll say this, I think the key bit is that what we agreed was a merger at-market, and you’ll see that the exchange ratio reflects that position, as we closed on Friday, which is within the 30-day VWAP average. So, I think it’s absolutely down the fairway for an at-market deal.

Jon Baksht

And, Lukas, I would add that when we file the merger proxy, which will be quite soon, there’ll be some disclosure around allocation of value and what we saw projections. And just suffice to say that we agree with the—as we laid out in the prepared remarks, as we were doing our diligence and got to know the ARO JV better, we did see significant value in the JV, and we allocated that value as we did our financial analysis.

Tom Burke

I think on the Rowan side, we’d done a lot of disclosure on the ARO Drilling JV since we announced it two years ago. We did a lot of disclosure from filing the shareholder’s agreement, to putting in a summary of all the terms, to explaining all the economic conditions. So, we’d done a lot of disclosure there. When we think about the value of the two companies, we value at different ways, we feel like the values of the companies are very close, and I think we’ve seen that in some of the research reports that have come out.

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Lukas Daul

So, you basically consider it a NAV for NAV deal in a way?

Stephen Butz

I would just add, and chime on to something Carl said, that both are highly liquid stocks. There’s a lot of information about both companies in the public domain, so an at-market deal and a merger shouldn’t be a surprise to anyone. But, of course, we also each had to take an own independent view of our companies on a standalone basis, and what the shareholder—how we value those companies, and how we value each of our shareholder’s proportional ownership in the new company. And speaking for Rowan, I can say that when we did do that analysis, and you’ll see a summary of that in the proxy statement, that it showed substantial uplift for Rowan’s shareholders.

Lukas Daul

Okay, thank you very much.

Carl Trowell

Thank you.

Operator

The next question comes from Edward Muztafago with Societe Generale. Please go ahead.

Edward Muztafago

Hi, guys. I was just wondering if you could talk a little bit, I think when we look from the outside in, it’s kind of always seemed that Ensco had maybe a little bit more aggressive bidding strategy towards assets, and Rowan’s been a bit more conservative. As you guys have kind of come together here, can you talk at all as to how you might be thinking about further acquisitions post the combined company? Clearly, you’re going to have a pretty good liquidity position, and we’d assume that you’d be one of the guys that’d be most likely to pull the trigger on something.

Carl Trowell

Good morning, Edward. If I’m laughing, it’s because both Tom and I kind of looked at each other and put our heads almost down on the desk with a discussion about further acquisitions, given what we just announced. Let’s go back to your first question. I think, certainly, from sitting on this side of the desk, the idea that Rowan has not been aggressively bidding on stuff is something that makes me smile, because we’ve definitely been going head to head on a lot of things. I don’t think that the way you described it is actually completely correct, because you have to remember that, from an Ensco perspective, we stacked out quite a few rigs early on with the decision of not marketing them. And then we agreed that we would have a marketed fleet that we would try and keep active through the downturn. And so, our strategy was very much based on that, and I don’t think that’s actually fundamentally different from something than what Rowan’s done and other companies in this space.

Now, I think as the markets began to unfold a little bit over the last six months, where there’s been some slight differences in what we may each have done, but I don’t think there’s such a marked difference as you might imagine.

Tom?

Tom Burke

Yes, absolutely, I don’t think, as far as our posture, as far as the operating and our marketing. So, I don’t feel like there’s a marked difference. Certainly, both companies will continue to operate separately until we’re closed, and then we’ll evaluate where we stand and what the market looks like in the first half of 2019.

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Carl Trowell

And I’ll just cycle back on your comment on further acquisitions. We feel that this is a major move forward if we can combine these two companies, and the asset fleet of the combined company is going to be incredibly well-placed, if not uniquely placed around the world. And I think it’s premature to even start thinking about what you might do on the back of this.

Edward Muztafago

Fair enough, and I think, certainly, that the comments around how you think about things support the idea that this is a bit more of a merger of equals than people may have thought initially.

CONCLUSION

Nick Georgas

All right, great. Well, thank you, operator, and thank you to all of you who are on the call. We’re at the bottom of the hour, and so, thank you again for your interest in Ensco and Rowan, and the combination between the two companies. Have a terrific rest of your day.

Operator

This conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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